                                                                EXHIBIT 10.16


                                     UNOVA, INC.

                        MANAGEMENT INCENTIVE COMPENSATION PLAN


                                          I
                                       PURPOSE


     This UNOVA, Inc. Management Incentive Compensation Plan (the "Plan") is intended to provide a significant but variable economic opportunity to selected officers and employees of UNOVA, Inc. as a reflection of their individual and group contributions to the success of UNOVA, Inc. and its subsidiaries. Payments pursuant to Section IX of the Plan are intended to qualify under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, as excluded from the term "applicable employee remuneration" as used in such Section (such payments are hereinafter referred to as "Excluded Income").

                                         II
                                    DEFINITIONS

     "Approved Leave of Absence" shall have the meaning set forth in rules to be adopted by the Committee and shall include in any event a leave of absence for purposes of service in the Armed Forces of the United States.

     "Board" shall mean the Board of Directors of the Company.

     "Bonus" shall mean a cash award payable to a Participant pursuant to the terms of the Plan, including an Incentive Award.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Committee" shall mean the Compensation Committee of the Board.

     "Company" shall mean UNOVA, Inc., a Delaware corporation, and its subsidiaries.

     "Covered Employees" shall mean Participants designated by the Committee prior to the award of a Bonus opportunity hereunder who are or are expected to be "covered employees" within the meaning of Section 162(m)(3) of the Code for the Measurement Period in which a Bonus hereunder is payable and for whom the Committee intends that amounts payable hereunder shall constitute Excluded Income.

     "Disability" shall mean permanent and total disability as determined for purposes of the Company Long-Term Disability Plan for the staff of the Company's corporate headquarters as in effect from time to time.

     "Disinterested Person" shall mean a member of the Board who qualifies as an "outside director" for purposes of Section 162(m) of the Code.
"Incentive Award" shall have the meaning set forth in Article IX hereof.

     "Maximum Potential Bonus" shall mean the amount determined by multiplying the amount of a Participant's base salary actually paid during the applicable Measurement Period by a percentage designated by the Committee in its sole discretion prior to the commencement of such Measurement Period, or within the first 90 days thereof, which percentage need not be the same for each Participant. Notwithstanding the foregoing, in the case of a Participant who is a Covered Employee, such Maximum Potential Bonus shall be determined based upon the Participant's base salary as of the day immediately preceding the commencement of the applicable Measurement Period. The Maximum Potential Bonus payable to a Participant for any Measurement Period shall be 150 percent of such Participant's annual base salary (as determined above) appropriately adjusted if necessary to reflect the length of such Measurement Period.

     "Measurement Period" shall have the meaning set forth in Article IX hereof.

     "Participant" shall have the meaning set forth in Article IV hereof.

     "Payment Date" or "Payment Dates" shall mean the date or dates designated by the Committee (following the conclusion of a particular Measurement Period and the Committee's certification in writing that applicable Performance Goals, if any, have been satisfied) on which a particular Bonus or Incentive Award shall be payable to the recipient of such Bonus or Incentive Award.

     "Performance Goals" shall have the meaning set forth in Article IX hereof.

     "Retirement" shall mean either (i) retirement from active employment with the Company or a subsidiary at or after age 65 or (ii) early retirement from active employment with the Company or a subsidiary pursuant to the early retirement provisions of the applicable pension plan of such employer.

                                         III
                                    ADMINISTRATION

     The Plan shall be administered by the Committee or such other committee of the Board designated by the Board which is composed of not less than two Disinterested Persons, each of whom shall be appointed by and serve at the pleasure of the Board.

     In administering the Plan the Committee may at its option employ compensation consultants, accountants, and counsel (who may be the compensation consultants, independent auditors, or outside counsel of the Company) and other persons to assist or render advice to the Committee, all at the expense of the Company.

     Except as limited by law or by the Company's Certificate of Incorporation or By-laws, and subject to the provisions hereof, the Committee shall have authority to select Participants in the Plan upon the recommendation of the Chief Executive Officer; determine the size and types of awards; determine the terms and conditions of earning awards; interpret the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and, subject to Article VI, amend the terms and conditions of the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. Subject to the provisions hereof, the Committee may adopt written guidelines for the implementation and administration of the Plan. All determinations and decisions of the Committee arising under the Plan shall be final, binding, and conclusive upon all parties.

                                      IV
                                  ELIGIBILITY

     The Committee shall, in its sole discretion, determine for each Measurement Period those officers and other key employees of the Company who shall be eligible to participate in the Plan (the "Participants") for such Measurement Period. Nothing contained in the Plan shall be construed as or be evidence of any contract of employment with any Participant for a term of any length, nor shall participation in the Plan in any Measurement Period by any Participant give any person the right to participate in the Plan in any subsequent Measurement Period.

                                          V
                                DETERMINATION OF BONUS

     Subject to Article IX hereof, the form and amount of each Bonus award to a Participant shall be determined by and in the discretion of the Committee. The Committee may (but shall not, in the case of Participants who are not Covered Employees, be required to) condition the earning of a Bonus upon the attainment of specified Performance Goals (or other factors or criteria) measured over a period not greater than one year relating to the Participant or the Company, or a subsidiary or division of the Company for or within which the Participant is primarily employed, or upon such other factors or criteria as the Committee shall determine, which Performance Goals (or other factors or criteria) may be different for each Participant. Bonuses payable under the Plan will consist of a cash award from the Company, based upon a percentage of the Maximum Potential Bonus and the degree of achievement of such Performance Goals over the Measurement Period. Bonuses under this Plan for Covered Employees shall be subject to preestablished Performance Goals in accordance with Article IX hereof. The Committee may, in its sole discretion, increase or decrease the amount of any Bonus payable to a Participant (but may not increase the amount of any Bonus payable to Covered Employees) and may award Bonuses to Participants (other than Covered Employees except as provided in Article VI) even though the Performance Goals applicable to the award of the Bonuses are not achieved. Bonuses earned or otherwise awarded will be paid on the applicable Payment Date or Payment Dates specified by the Committee with respect to each Bonus at the time of its award (which may be payable in a single installment or in two or more installments but in any event shall, subject to the provisions of Article VI, be payable in full not later than two years following the date of the award of the Bonus).

                                          VI
                              TERMINATION OF EMPLOYMENT

     In the event a Participant's employment is terminated by reason of death, Disability, or Retirement, or the Participant shall have commenced an Approved Leave of Absence, the Bonus determined in accordance with Article V hereof shall be calculated to reflect participation prior to employment termination only. The reduced award shall be determined by multiplying such Bonus by a fraction, the numerator of which is the number of full months of employment in the Measurement Period through the date of employment termination, and the denominator of which is 12. In the case of a Participant's Disability, the employment termination shall be deemed to have occurred on the date all of the conditions of Disability have been satisfied, as determined by the Committee. The Bonus thus determined shall be paid in cash in a single installment within 30 days following the determination thereof. Except as otherwise provided in any agreement or plan of the Company to which the Participant is party or in which he or she participates providing for payments following a change of control of the Company, in the event that a Participant's employment is terminated prior to completion of a Measurement Period for any reason other than death, Disability, or Retirement, and the Participant shall not have been on an Approved Leave of Absence at the time the Participant's Bonus would have been determined, all of the Participant's rights to a Bonus for such Measurement Period shall be forfeited. However, the Committee may, in its sole discretion, pay a prorated award for the portion of the Measurement Period that the Participant was employed by the Company, computed as determined by the Committee.

     Except as otherwise provided in any agreement or plan referred to in the foregoing paragraph, in order to be entitled to receive any Bonus under
Article V (including any Incentive Award as described in Article IX) or any installment thereof (or to have the amount thereof paid to his or her beneficiary) a Participant must on any relevant Payment Date (1) be in the active employ of the Company or a subsidiary thereof; (2) have terminated employment by reason of death, Disability, or Retirement; or (3) be on an Approved Leave of Absence.

                                         VII
                              AMENDMENT AND TERMINATION

     The Board shall have the right to modify the Plan from time to time but no such modification made after March 31, 1998, shall, without prior approval of the Company's shareholders, change Article IX of this Plan to alter the criteria on which the Performance Goals applicable to Incentive Awards are based or to increase the amount set forth in Section (e) of Article IX, materially increase the benefits accruing to Participants hereunder who are Covered Employees, materially modify the requirements regarding eligibility for participation in the Plan by an employee who is a Covered Employee or, without the consent of the Participant affected, impair any Bonus award made prior to the effective date of the modification.

                                         VIII
                                    MISCELLANEOUS

     Bonus payments shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.

                                          IX
                    PROCEDURES FOR CERTAIN DESIGNATED PARTICIPANTS

     Bonuses under the Plan awarded to Participants who are Covered Employees shall be subject to preestablished Performance Goals as set forth herein. Notwithstanding Article V hereof, the Committee shall not have discretion to modify the terms of awards to Participants who are Covered Employees except as specifically set forth in this Article IX.

     (a)  MAXIMUM POTENTIAL BONUS.   Prior to the commencement of a
Measurement Period, or within the first 90 days thereof, the Committee shall, in its sole discretion, grant bonus award opportunities to such of the Participants who may be Covered Employees, payment of which shall be conditioned upon satisfaction of specific Performance Goals measured over a period not greater than one year established by the Committee in writing at the time of grant of the award opportunities. An award to a Covered Employee (an "Incentive Award") shall consist of a cash award from the Company to be based upon a percentage of a Maximum Potential Bonus. The extent, if any, to which an Incentive Award will be payable will be based upon the degree of achievement of preestablished Performance Goals over a specified Measurement Period; provided, however, that the Committee may, in its sole discretion, reduce the amount which would otherwise be payable with respect to a Measurement Period (under which circumstances the Participant will have no right to receive the amount of such reduction even if the Performance Goals are achieved or exceeded).

     (b)  MEASUREMENT PERIOD.   The Measurement Period will be a period of
one fiscal year, unless a shorter period is otherwise selected and established in writing by the Committee at the time the Performance Goals are established with respect to a particular Incentive Award (the period so specified being herein referred to as the "Measurement Period").

     (c)  PERFORMANCE GOALS.   The performance goals ("Performance Goals")
established by the Committee at the time an opportunity to receive an Incentive Award is granted shall comprise specified levels of one or more of the following factors: basic earnings per share ("BEPS"), diluted earnings per share ("DEPS"), return on capital utilized ("ROCU"), return on tangible equity ("ROTE""), return on equity ("ROE"), return on assets ("ROA"), return on capital ("ROC"), cash flow ("CF"), revenue growth ("RG"), revenue ("RV"), or return on revenue ("ROR") of the Company or of its applicable business unit, as appropriate. For purposes of this Plan, BEPS, DEPS, ROCU, ROTE, ROE, ROA, ROC, CF, RG, RV, or ROR shall have the meanings set forth in Exhibit A hereto.

     (d)  PAYMENT OF AN INCENTIVE AWARD.   At the time the opportunity to
receive an Incentive Award is granted, the Committee shall prescribe a formula to determine the percentage of the Maximum Potential Bonus, which may be payable based upon the degree of attainment of the Performance Goals during the Measurement Period. If the minimum Performance Goals established by the Committee are not met, no payment will be made to a Participant who is a Covered Employee. To the extent that the minimum Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent and any other material terms and conditions of the Incentive Awards have been satisfied, an Incentive Award shall be made in accordance with the prescribed formula based upon a percentage of the Maximum Potential Bonus unless the Committee determines, in its sole discretion, to reduce the payment to be made.

     (e)  MAXIMUM PAYABLE.   The maximum amount payable to a Covered Employee
for any fiscal year of the Company shall be $2,000,000.

     (f)  PAYMENT DATE.   Incentive Awards will be paid on the applicable
Payment Date or Payment Dates specified by the Committee with respect to each Incentive Award (which may be payable in a single installment or in two more installments but in any event shall, subject to the provisions of Article VI, be payable in full not later than two years following the date of its award).

                                          X
                                  DEFERRAL ELECTIONS

     The Committee may at its option establish procedures pursuant to which Participants are permitted to defer the receipt of Bonuses payable hereunder.

                                          XI
                                    EFFECTIVE DATE

     This Plan shall become effective on the date of its adoption by the Board, and the initial Measurement Period hereunder shall be the 1998 calendar year. The Plan (as it may be hereafter amended from time to time in accordance with Article VII) shall be submitted to the shareholders of the Company for approval at the 1999 Annual Meeting of Shareholders.

                                        XII
                                    OTHER AWARDS

     Nothing in this Plan shall limit the power of the Company to award any annual or longer-term incentive compensation, whether payable in cash, Common Stock of the Company, or otherwise, to any employee of the Company or any subsidiary thereof under any other arrangement, contract, or understanding, whether written or not, regardless of whether or not such employee is a Participant in this Plan.

                                         XIII
                               BENEFICIARY DESIGNATION

     Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant's death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

     (a) Participant's spouse (unless the parties were divorced or legally separated by court decree at the time a Bonus is awarded);

     (b)  Participant's children (including children by adoption);

     (c)  Participant's parents (including parents by adoption); or

     (d)  Participant's executor or administrator.

     Payment of benefits under the Plan following a Participant's death shall be made exclusively to the member(s) of the first class, in the order listed above, which has surviving member(s). If that class has more than one member, benefit payments shall be made in equal shares among members of that class.

                                                                     EXHIBIT A

                                    DEFINITIONS

RETURN ON CAPITAL UTILIZED (ROCU)
     Business Operating Profit (BOP) divided by average Capital Utilized (computed on a monthly basis).

CAPITAL UTILIZED
     Total equity, plus Notes Payable, plus Current Portion of Long-Term Debt plus Long-Term Debt, plus Advances from Corporate (less if net Advances are to Corporate), less Investments in Consolidated Subsidiaries.

BUSINESS OPERATING PROFIT (BOP)
     Total Sales less Total Cost of Sales less Marketing expense less General and Administrative Expenses plus Other Income or minus Other Expense.

NET INCOME
     Net Income (Loss) shall include income (loss) from continuing operations before provision for income taxes; provision for income taxes; income from discontinued operations net of applicable income taxes; and effect on income from extraordinary items net of applicable income taxes. Net Income shall not include the cumulative effect on prior years of an accounting change net of income taxes and the after tax charges that may result from the acquisition of research and development associated with acquiring a business entity, a line of business, or a technology.

RETURN ON TANGIBLE EQUITY (ROTE)
     Net Income divided by beginning tangible equity.

CONSOLIDATED PRE-TAX INCOME
     Net Income of the Company and its Consolidated Subsidiaries before taxes and before giving effect to extraordinary items.

CASH FLOW (CF)
     The sum of Net Income plus depreciation and amortization.

REVENUE (RV)
     Revenue as reported on the Company's annual financial statements.

REVENUE GROWTH (RG)
     The increase in revenue for the current fiscal year, expressed as a percent, above a specified base line period.


RETURN ON ASSETS (ROA)
     BOP divided by average assets (computed on a monthly basis).

CAPITAL
     The sum of all interest-bearing debt, including debt with imputed interest, and total equity.

RETURN ON CAPITAL (ROC)
     Income before interest and taxes divided by average annual capital (computed on a monthly basis).

RETURN ON EQUITY (ROE)
     Net Income divided by beginning equity.

RETURN ON REVENUE (ROR)
     BOP divided by total Net Revenue expressed as a percent.

NET REVENUE (NR)
     Total net sales and service revenue after adjustments for all discounts, returns, and allowances.

BASIC EARNINGS PER SHARE (BEPS)
     Income available to common stockholders of the Company excluding the cumulative effect on prior years of an accounting change net of income taxes and the after tax charges that may result from the acquisition of research and development associated with acquiring a business entity, a line of business, or a technology, divided by the weighted-average number of common shares of the Company outstanding during the applicable period. Shares issued during the applicable period and shares reacquired during the applicable period shall be weighted for the portion of the period that they were outstanding.

DILUTED EARNINGS PER SHARE (DEPS)
     DEPS is computed in the same manner as BEPS; however, the weighted-average number of common shares of the Company outstanding during the applicable period is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares resulting from stock options or other common stock equivalents had been issued.